                                                                   Exhibit 99(j)

                                                                         ENTERED
                                                                     FEB 24 1999
                                                           U.S. BANKRUPTCY COURT
                                                            DISTRICT OF MARYLAND
                                                                       GREENBELT
                                                            [STAMP OF THE COURT]


                         UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF MARYLAND
                                  at Greenbelt


                                                      :
IN RE: CRIIMI MAE, INC., et al.
                                                      :   CASE NO 98-2-3115
         Debtors.                                         (Jointly Administered)
                                                      :   CHAPTER 11

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                 ORDER UPON MOTIONS FOR RECONSIDERATION OF ORDER
                      EXTENDING DEBTORS' EXCLUSIVE PERIODS


         This court finds that the Order Granting Debtors' Motion for Order Extending Debtors' Exclusive Periods to File a Plan of Reorganization and Solicit Acceptances Thereof Pursuant to 11 U.S.C. ss. 1129 (d) (the "Order") was granted before the expiration of the response period. By the same Order, Debtor's Motion for Entry of a Bridge Order Extending the Debtors' Exclusive Periods to File a Plan of Reorganization and Solicit Acceptances Thereof Pursuant to 11 U.S.C. ss. 1129 (d) pending a Final Hearing on the Matter was denied, as unnecessary.

         Motions pursuant to Bankruptcy Rule 9023 incorporating Federal Rule of Civil Procedure 59 have been filed by various parties. Those motions are meritorious to the extent that they assert that the court's rapid entry of the Order curtailed the opportunity of parties-in-interest to contest the extension of exclusive periods. As a result, the court will amend the Order to vacate the court's granting of the relief requested in the debtor's motion for extension of exclusive periods and to vacate the denial of debtor's motion for bridge Order extending debtor's


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exclusive periods pending a hearing upon the motion for extension. Accordingly, it is by the United States Bankruptcy Court for the District of Maryland,

         ORDERED, that the extension of debtor's exclusive period to file a plan of reorganization and solicit acceptances pursuant to 11 U.S.C. ss. 1129 (d) is limited to the extension set forth in the following paragraph of this Order and the court's Order entered February 2, 1999, is amended accordingly; and it is further
         ORDERED, that the Debtors' exclusive periods to file a plan of reorganization are extended for an interim period pending the hearing on the Debtors' Motion for Order Extending Debtors' Exclusive Periods to File a Plan of Reorganization and Solicit Acceptances Thereof Pursuant to 11 U.S.C. ss. 1129
(d), and it is further

         ORDERED, that a hearing on such Motion and responses thereto shall be held on May 11, 1999 at 3:00 p.m., and it is further

         ORDERED, that Movant is restricted to one half hour to present such Motion and Respondents restricted to one half hour, in the aggregate, to respond to such Motion at the hearing.


DATED:   February 24, 1999                       /S/ DUNCAN W. KEIR
                                                 ------------------
                                                 DUNCAN W. KEIR
                                                 United States Bankruptcy Court
                                                 For the District of Maryland



cc:      Debtors
         Debtors' Counsel
         Creditors' Committees' Counsel
         All Interested Parties

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